Exhibit 2.1

FIRST AMENDED AND RESTATED

MEMBERS MUTUAL HOLDING COMPANY

PLAN OF CONVERSION

FROM MUTUAL HOLDING COMPANY TO STOCK FORM

Adopted by the Board of Directors on July 31, 2018

and

Amended and Restated on September 16, 2018

MEMBERS MUTUAL HOLDING COMPANY

PLAN OF CONVERSION

FROM MUTUAL HOLDING COMPANY TO STOCK FORM

1.	BACKGROUND AND REASONS FOR CONVERSION.

Members Mutual Holding Company (“Members Mutual) believes that the state of the life insurance business in the United States currently presents it with the opportunity to extend its reach into its target market and provide affordable, accessible life insurance solutions to this market. With the development of its “RAPIDecision®” product portfolio and distribution processes that typically permit underwriting to be completed immediately or within 24 to 48 hours after the initial call, Members Mutual has sought to make the sale of life insurance simpler and more efficient. Following its conversion into a mutual holding company structure in 2007, Members Mutual has examined ways to increase its access to capital in order to pursue increased marketing, acquisitions and organic growth of distribution and sales of life insurance to the middle market. In furtherance of this objective, Members Mutual acquired Efinancial, LLC, a call center-based insurance agency, in 2009. Since then, Members Mutual has considered various alternatives ranging from maintenance of the status quo, mergers with other mutuals, expansion or acquisition of other lines of business or companies and various forms of demutualization of Members Mutual permitted by Illinois law, and has actively pursued certain of these alternatives at various times. However, none of those prior efforts resulted in a consummated transaction.

After careful study and consideration, Members Mutual has concluded that the subscription rights method of demutualization, backstopped by a standby purchaser that will commit to purchase enough unsubscribed shares in the subscription rights conversion to ensure the successful completion of the conversion offering, best suits Members Mutual’s circumstances. In reaching this conclusion, the Board of Directors of Members Mutual considered the difficulty Members Mutual would have executing a stand-alone subscription rights conversion and existing as a stand-alone public company over the next several years, given its history and outlook of reported GAAP losses. In addition, the Board considered that a standby purchaser may bring synergies that could be beneficial to the Company in helping it achieve its long term business objectives, including developing a profitable controlled distribution platform. Members Mutual also considered, among other things, that a subscription rights demutualization backstopped by a standby purchaser would:

•	permit Members Mutual to undertake a substantial capital raising transaction;

•

with additional capital from the conversion and an improved ability to access future capital as a publicly traded stock company, enable Members Mutual to seek to achieve scale and position it to execute against its middle market opportunity;

•	substantially mitigate the risk of an unsuccessful offering because of the standby purchaser’s commitment;

•	enhance corporate flexibility for future strategic options;

•	afford members an opportunity to participate in the success of Members Mutual through the purchase of stock; and

•	improve the visibility of the Fidelity Life and Efinancial brands.

Members Mutual believes that capital raised in a subscription rights demutualization transaction could be used for, among other initiatives, (i) to allocate capital to Fidelity Life in support of its risk-based capital and financial strength rating as needed to support ongoing new business growth; (ii) to deploy capital in order to reduce current reserve financing; (iii) to reduce the use of reinsurance to finance growth, while continuing to emphasize risk management; (iv) to make investments to strengthen infrastructure, including IT platforms; and (v) to selectively deploy new capital to acquire and bolster talent in key areas of competency linked to competitive advantage.

On July 31, 2018 (the “Adoption Date”), the Board of Directors of Members Mutual, after due deliberation, unanimously adopted the Members Mutual Holding Company Plan Of Conversion From Mutual Holding Company To Stock Form, under which Members Mutual proposes to convert from a mutual holding company to stock form in a subscription rights conversion under Section 59.1 of the Illinois Insurance Code. Members Mutual has organized Vericity, Inc., a Delaware corporation (“Vericity”), for the purpose of holding all the stock of Members Mutual after its conversion to stock form (“Converted Members Mutual”), and to offer and sell shares of common stock, par value $.001 per share, of Vericity (the “Common Stock”) in the Offerings as described herein (capitalized terms not defined herein have the meanings given them in Section 2 hereof). The shares of Common Stock will be offered and sold in the Offerings first to qualifying offerees under the Subscription Offering and then, if applicable, to the Standby Purchaser, which will commit to purchase such number of shares that will permit Members Mutual to complete the Conversion, as more fully described below. On September 16, 2018, the Board unanimously adopted this First Amended and Restated Members Mutual Holding Company Plan Of Conversion From Mutual Holding Company To Stock Form that amends and restates the plan adopted on July 31, 2018 (this “Plan”).

The conversion of Members Mutual from mutual holding company to stock form pursuant to this Plan must be approved by the Illinois Director pursuant to the applicable provisions of the Illinois Insurance Code and the 2007 Order approving the reorganization transaction by which the Company’s current mutual holding company structure was created. Accordingly, and in order to ensure that the allocation of subscription rights under this Plan is fair to members of Members Mutual, as a condition to the Offerings, Members Mutual will obtain the approval of the Illinois Director of this Plan and any related transactions contemplated hereby.

This Plan is subject to the approval of the Eligible Members in accordance with Section 59.1(4)(c)(i) of the Illinois Insurance Code.

2.	DEFINITIONS.

As used in this Plan, the terms set forth below have the following meanings:

2.1. “Adoption Date” has the meaning specified in Section 1 hereof.

2.2. “Application” means the documents filed with the Illinois Director pursuant to Section 59.1(3)(b) of the Illinois Insurance Code constituting Members Mutual’s application for approval to convert from mutual holding company to stock form.

2.3. “Associate” when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Company or a majority-owned subsidiary of the same) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person; and (iv) any Person acting in concert with any of the Persons or entities specified in clauses (i) through (iii) above.

2.4. “Boenning” means Boenning & Scattergood Inc., an independent investment banking firm experienced in the evaluation of insurance companies and their affiliates that has been retained by the Company to determine the Valuation Range.

2.5. “Closed Block” has the meaning specified in Section 15 hereof.

2.6. “Code” means the Internal Revenue Code of 1986, as amended.

2.7. “Collateral” has the meaning specified in Section 12 hereof.

2.8. “Common Stock” means the common stock, par value $.001 per share, of Vericity, to be offered and sold in the Offerings.

2.9. “Company” means Members Mutual, individually, or together with Vericity Holdings, Fidelity Life, Efinancial and their respective subsidiaries, as the context requires.

2.10. “Conversion” means (i) the conversion of Members Mutual into stock form in a subscription rights conversion pursuant to Section 59.1 of the Illinois Insurance Code, (ii) the acquisition by Vericity of all the stock of Converted Members Mutual; and (iii) the offer and sale of Common Stock by Vericity in the Offerings, all in accordance with the terms of this Plan.

2.11. “Converted Members Mutual” means Members Mutual after its conversion to stock form pursuant to the terms of this Plan, with Vericity as its sole shareholder.

2.12. “Converted Members Mutual Charter” means the amended and restated articles of incorporation for Converted Members Mutual substantially in the form of Exhibit A hereto.

2.13. “Efinancial” means Efinancial, LLC, an insurance agency organized as a Washington limited liability company, with Vericity Holdings as its sole member.

2.14. “Effective Date” means the date that this Plan shall become effective, which shall be the date, after this Plan has been approved by the Illinois Director, on which the Eligible Members have approved this Plan and the Converted Members Mutual Charter has been adopted in accordance with 59.1(5) of the Illinois Insurance Code.

2.15. “Eligibility Record Date” means the Adoption Date.

2.16. “Eligible Member” means a Person who is a Member as of the Eligibility Record Date.

2.17. “Form A” means the statement regarding the acquisition of control of a domestic insurer that Standby Purchaser shall file with the Illinois Director in connection with the Standby Purchaser’s agreement to purchase of shares of Common Stock in the Standby Offering as provided in Section 6 hereof.

2.18. “Fidelity Life” means Fidelity Life Association, a Legal Reserve Life Insurance Company organized as an Illinois stock life insurance company, which is a direct and wholly-owned subsidiary of Vericity Holdings.

2.19. “Fidelity Life MHC Conversion Plan” means the plan of conversion adopted by the Board of Directors of Fidelity Life on February 6, 2006 under Section 59.2 of the Illinois Insurance Code pursuant to which Fidelity Life was converted from mutual to stock form.

2.20. “Fixed Component” has the meaning given in Section 2.24.

2.21. “Illinois Director” means the Illinois Director of Insurance.

2.22. “Individual Management Maximum Purchase Limit” means the number of Subscription Rights allocated to each director and officer of the Company based on factors including years of service, positions held and compensation.

2.23. “Individual Maximum Purchase Limit” means the maximum purchase limit printed on the stock order form that is mailed to each Eligible Member. The maximum purchase limit is based on an allocation of (i) a minimum number (100) of Subscription Rights (the “Fixed Component”), regardless of the number of Qualifying Policies owned by such Eligible Member in the same capacity , plus (ii) a variable number of Subscription Rights (the “Variable Component”), if any, determined based on actuarial formulas that take into account the past and anticipated future contributions to Fidelity Life’s surplus of all of the Eligible Members’ Qualifying Policies that were in force on the Adoption Date. Such allocations are done in accordance with the Actuarial Contribution Principles and Methodology memorandum that is attached as Exhibit B to this Plan and the Actuarial Contribution Memorandum that will be attached as Exhibit C to, and made a part of, this Plan prior to this Plan’s approval by the Illinois Director. Notwithstanding the Individual Maximum Purchase Limit applicable to any Eligible Member, no Eligible Member shall be entitled to purchase more than five percent (5%) of the total shares of Common Stock sold in the Offerings.

2.24. “Management Participant” means a director or officer of Members Mutual.

2.25. “Maximum of the Valuation Range” has the meaning given in Section 3(a).

2.26. “Member” means a Person who is the owner of an in-force policy of insurance issued by Fidelity Life, as provided under the bylaws of Members Mutual. Under a group policy, the Member shall be the holder of the master policy, and the holder of any certificate or contract issued subordinate to such master policy shall not be a Member unless such subordinate certificate or subordinate contract shall make specific provision of such membership. For the avoidance of doubt, a Person who is a party to a reinsurance agreement with Fidelity Life is not a Member by virtue thereof.

2.27. “Members Mutual” means Members Mutual Holding Company, an Illinois mutual insurance holding company, which is the holding company for Vericity Holdings and its direct and indirect subsidiaries.

2.28. “Minimum of the Valuation Range” has the meaning given in Section 3(a).

2.29. “Offerings” means the offering of shares of Common Stock pursuant to this Plan in the Subscription Offering and the Standby Offering.

2.30. “Order Form” means the form provided to a Person on behalf of Vericity, containing all such terms and provisions as set forth in Section 8 hereof by which Common Stock may be ordered in the Subscription Offering.

2.31. “Participant” means a Person to whom Common Stock is offered under the Subscription Offering.

2.32. “Person” means any corporation, partnership, association, limited liability company, trust, or any other entity or a natural person.

2.33. “Plan” means this First Amended and Restated Members Mutual Holding Company Plan Of Conversion From Mutual Holding Company To Stock Form (including all Exhibits hereto), as adopted by the Members Mutual Board of Directors on the Adoption Date and amended and restated on September 16, 2018.

2.34. “Prospectus” means the one or more documents to be used in offering the Common Stock in the Subscription Offering.

2.35. “Purchase Price” means the price per share at which the Common Stock is ultimately sold by Vericity to Persons in the Offerings in accordance with the terms hereof.

2.36. “Qualifying Policy” means a policy of insurance issued by Fidelity Life and in force as of the close of business on the Eligibility Record Date. For the avoidance of doubt, a reinsurance agreement to which Fidelity Life is a party is not a Qualifying Policy.

2.37. “Registration Statement” means the registration statement on Form S-1 to be filed by Vericity with the SEC to register the shares of Common Stock to be offered and sold in the Subscription Offering under the Securities Act of 1933, as amended.

2.38. “SEC” means the United States Securities and Exchange Commission.

2.39. “Special Meeting” has the meaning given in Section 11 hereof.

2.40. “Standby Offering” means a private offering of Common Stock to the Standby Purchaser, to be completed concurrently with the closing of the Subscription Offering, of such number of shares that will permit Members Mutual to complete the Conversion, and such additional shares as the Standby Purchaser may be entitled to purchase under the Standby Purchase Agreement.

2.41. “Standby Purchaser” means, as permitted under Section 59.1(6)(e) of the Illinois Insurance Code, a Person that enters into a Standby Purchase Agreement with the Company and Vericity to purchase Common Stock in the Standby Offering.

2.42. “Standby Purchase Agreement” means the standby stock purchase agreement entered into by the Company, Vericity and the Standby Purchaser pursuant to which the Standby Purchaser has agreed to purchase any shares not subscribed for in the Subscription Offering up to the Minimum of the Valuation Range, and may purchase additional shares up to 51% of the shares sold in the Offerings, provided that no shares in excess of the Maximum of the Valuation Range may be sold in the Offerings.

2.43. “Subscription Offering” means the offering of the Common Stock that is described in Section 5 hereof.

2.44. “Subscription Rights” means non-transferable rights to subscribe for Common Stock in the Subscription Offering granted to Participants pursuant to the terms of this Plan.

2.45. “Trust Agreement” means the Trust Agreement dated as of April 30, 2007 between Members Mutual and the Trustee (or any successor trust agreement that Members Mutual may enter into with the consent of the Illinois Director).

2.46. “Trustee” means The Northern Trust Company, a national banking association (or any successor trustee as may be appointed with the consent of the Illinois Director), acting not in its individual capacity but solely as trustee for the benefit of the Fidelity Life policyholders under the Trust Agreement.

2.47. “Valuation Range” means the range of the value of the total number of shares of Common Stock to be issued in the Offerings, as determined by Boenning in accordance with Section 3 hereof, based on the estimated aggregate pro forma market value of Converted Members Mutual determined in accordance with Section 59.1(6)(f) of the Illinois Insurance Code.

2.48. “Vericity” means Vericity, Inc., the Delaware corporation organized and initially owned by Members Mutual for the purpose of holding all the stock of Converted Members Mutual and serving as the ultimate parent holding company for Converted Members Mutual, Vericity Holdings, Fidelity Life, Efinancial and their respective subsidiaries, and which, upon completion of the Conversion, will be owned by the Persons that purchase Common Stock in the Offerings.

2.49. “Vericity Holdings” means Vericity Holdings, Inc., a Delaware corporation that is the intermediate holding company for Fidelity Life and Efinancial and which, immediately upon completion of the Conversion, will be wholly owned by Converted Members Mutual, which in turn will be wholly owned by Vericity.

2.50. “2007 Order” means the Order of the Illinois Director dated January 30, 2007, approving the Fidelity Life MHC Conversion Plan under which the Company’s current mutual holding company structure was created.

3.	TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

The number of shares of Common Stock required to be offered and sold by Vericity in the Offerings will be determined as follows:

(a) Independent Appraiser. Boenning has been retained by the Company to determine the Valuation Range. The Valuation Range consists of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation (the “Maximum of the Valuation Range”) and a valuation fifteen percent (15%) below the midpoint valuation (the “Minimum of the Valuation Range”). The Valuation Range is based upon the financial condition and results of operations of the Company, a comparison of the Company with comparable publicly-held companies, and such other factors as Boenning deemed to be relevant, including that value which Boenning estimated to be necessary to attract a full subscription for the Common Stock. Boenning has submitted to Members Mutual the Valuation Range and a related report that describes the data and methodology used to determine the Valuation Range.

(b) Purchase Price. The Purchase Price in the Offerings will be $10.00 per share and will be uniform as to all purchasers in the Offerings.

(c) Number of Shares of Common Stock to be Offered. The maximum number of shares of Common Stock to be offered in the Offerings shall be equal to the Maximum of the Valuation Range divided by the Purchase Price.

(d) Issuance of Shares. Immediately following the completion of the Subscription Offering, the following steps will be taken:

(i) Subscription Offering Meets or Exceeds Maximum. If the number of shares to which Eligible Members subscribe in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Maximum of the Valuation Range, then Vericity on the Effective Date, or as promptly as possible thereafter, shall issue shares of Common Stock to the subscribing Eligible Members; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Subscription Offering. In the event of an oversubscription in the Subscription Offering by Eligible Members, shares of Common Stock shall be allocated among the subscribing Participants as provided in Section 5(a) below; provided, however, that no fractional shares of Common Stock shall be issued.

(ii) Subscription Offering Meets or Exceeds Minimum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, but less than the Maximum of the Valuation Range, then Vericity on the Effective Date, or as promptly as possible thereafter, shall issue shares of Common Stock to the subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full. To the extent that shares of Common Stock remain unsold after the subscriptions of all Participants in the Subscription Offering have been satisfied in full, then Vericity shall issue to the Standby Purchaser the number of shares that the Standby Purchaser may request to purchase pursuant to the terms set forth in the Standby Purchase Agreement; provided, however, that the total number of shares of Common Stock issued to subscribing Participants and to the Standby Purchaser, multiplied by the Purchase Price, shall not exceed the Maximum of the Valuation Range; and, provided further, that no fractional shares of Common Stock shall be issued.

(iii) Subscription Offering Does Not Meet Minimum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event Vericity shall issue shares of Common Stock (A) to the subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full, and (B) to the Standby Purchaser in an amount equal to the number of shares that the Standby Purchaser is obligated to purchase, and such additional shares that the Standby Purchaser may request to purchase pursuant to the terms set forth in the Standby Purchase Agreement; provided, however, that the total number of shares of Common Stock issued to subscribing Participants and to the Standby Purchaser, multiplied by the Purchase Price, shall not exceed the Maximum of the Valuation Range.

(iv) Offering Does Not Meet Minimum. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering is less than the Minimum of the Valuation Range and the Standby Offering fails to close for any reason, then in such event Vericity may (w) cancel the Offerings and terminate this Plan, (x) establish a new Valuation Range, (y) extend the Offerings or open or hold a new offering, upon such terms and conditions as it may determine, or (z) take such other action as it deems reasonably necessary. If a new Valuation Range is established and the Offerings are extended, reopened or continued as part of a new offering, Persons who previously submitted subscriptions will be required to confirm, revise or cancel their original subscriptions. If original subscriptions are canceled, any related payment will be refunded (without interest).

4.	GENERAL PROCEDURE FOR THE OFFERINGS.

(a) Approval of this Plan by Members Mutual’s Board of Directors. This Plan has been approved by at least two-thirds (2/3) of the members of the Board of Directors of Members Mutual.

(b) Regulatory Approvals. Members Mutual shall promptly cause (i) the Application to be prepared and filed with the Illinois Director, and (ii) the Registration Statement, including the Prospectus, to be prepared and filed with the SEC. In addition, the Standby Purchaser shall promptly prepare and file the Form A with the Illinois Director.

(c) Distribution of Proxy and Prospectus to Eligible Members. Within 45 days of approval of the Application by the Illinois Director and following the declaration of effectiveness of the Registration Statement by the SEC, this Plan and the transactions contemplated by this Plan, including without limitation the adoption of the Converted Members Mutual Charter, will be submitted by Members Mutual to Eligible Members for their consideration and approval at the Special Meeting. Members Mutual shall mail to all Eligible Members at their last known address appearing on the records of Members Mutual, notice of the Special Meeting, a proxy statement, and a Prospectus describing this Plan and the Offerings contemplated hereby. This Plan and the adoption of the Converted Members Mutual Charter will be submitted to a vote of the Eligible Members at the Special Meeting.

(d) Approval by Eligible Members. One hundred Eligible Members present in person or by proxy at the Special Meeting shall constitute a quorum. Each Eligible Member is entitled to cast one vote at the Special Meeting regardless of the number of Qualifying Policies owned by such Member. Approval by the Eligible Members of both of (i) this Plan and the transactions set forth herein, and (ii) the Converted Members Mutual Charter, will require the affirmative vote, cast in person or by proxy, of at least two-thirds (2/3) of the votes cast by Eligible Members at the Special Meeting.

(e) Acquisition of the Authorized Shares of Converted Members Mutual by Vericity. Immediately prior to the sale of the shares of Common Stock in the Offerings, Vericity shall acquire all of the authorized shares of Converted Members Mutual for a purchase price equal to the par value of such shares, and any shares of capital stock of Vericity previously owned by Members Mutual shall be canceled. The balance of the offering proceeds shall be retained by Vericity to support the respective businesses of Fidelity Life and Efinancial, as may be further described in the Prospectus, and for general corporate purposes.

5.	SUBSCRIPTION OFFERING.

Subscription Rights to purchase shares of Common Stock at the Purchase Price will be distributed by the Company to the Participants in the following priorities:

(a) Eligible Members (First Priority). Each Eligible Member shall receive, without payment, non-transferable Subscription Rights to purchase up to each such member’s Individual Maximum Purchase Limit; provided, however, that no Eligible Member in the Subscription Offering may purchase more than five percent (5%) of the total shares of Common Stock sold in the Offerings (or such lesser maximum purchase limitation as may be established by the Company as set forth in the Registration Statement); provided further, that the maximum number of shares that may be purchased by Eligible Members in the aggregate shall be equal to the Maximum of the Valuation Range divided by the Purchase Price.

In the event of an oversubscription for shares of Common Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Members so as to permit each such Eligible Member, to the extent possible, to purchase a number of shares that will make his or her total allocation equal to the lesser of (i) the number of shares subscribed for or (ii) allocated in respect of such Eligible Member’s Fixed Component. Any shares of Common Stock remaining after such initial allocation will be allocated among the subscribing Eligible Members whose subscriptions remain unsatisfied in the proportion in which (i) the aggregate number of shares as to which each such Eligible Member’s subscription remains unsatisfied bears to (ii) the aggregate number of shares as to which all such Eligible Members’ subscriptions remain unsatisfied; provided, however, that no fractional shares of Common Stock shall be issued.

(b) Directors and Officers of Members Mutual (Second Priority). Subject to the prior rights of Eligible Members to purchase shares of Common Stock in the Subscription Offering, each Management Participant shall receive, without payment, non-transferable Subscription Rights to purchase up to each such Management Participant’s Individual Management Maximum Purchase Limit; provided, however, that (i) no Management Participant in the Subscription Offering (including any shares purchased in such person’s capacity as an Eligible Member) may purchase more than five percent (5%) (or such lesser maximum purchase limitation as may be established by the Company as set forth in the Registration Statement) of the total shares of Common Stock sold in the Offerings, (ii) the total number of shares of Common Stock purchased by all of the Management Participants (in any capacity) may not exceed 27% (or such lesser maximum purchase limitation as may be established by the Company as set forth in the Registration Statement) of all of the total shares of Common Stock sold in the Offerings, and (iii) the maximum number of shares that may be purchased by Eligible Members and Management Participants in the aggregate shall be equal to the Maximum of the Valuation Range divided by the Purchase Price. A Management Participant who subscribes to purchase shares of Common Stock and who also is an Eligible Member will be deemed to purchase Common Stock first in his or her capacity as an Eligible Member.

In the event that there are insufficient shares remaining after the subscriptions of the Eligible Members to satisfy the subscriptions of the Management Participants in full, the available shares shall be allocated among subscribing Management Participants in the proportion in which the number of shares as to which each such Management Participant’s subscription bears to the aggregate number of shares subscribed for by all Management Participants; provided, however, that no fractional shares of Common Stock shall be issued.

(c) Limitations on Subscription Rights. Subscription Rights granted under this Plan will be nontransferable, nonnegotiable personal rights to subscribe for and purchase shares of Common Stock at the purchase price established hereunder. Subscription Rights under this Plan will be granted without payment, but subject to all the terms, conditions and limitations of this Plan. Any Person purchasing Common Stock hereunder will be deemed to represent and affirm to the Company that such Person is purchasing for his or her own account and not on behalf of any other Person. Each Eligible Member and each Management Participant shall be entitled to subscribe for up to a number of shares equal to such Participant’s Individual Maximum Purchase Limit or Individual Management Maximum Purchase Limit, as applicable. Any subscription for shares in excess of such limit shall be disregarded, and any such subscription shall be deemed to be for a number of shares equal to such Participant’s Individual Maximum Purchase Limit or Individual Management Maximum Purchase Limit, as applicable.

6.	STANDBY PURCHASER.

Subject to the terms of the Standby Purchase Agreement:

(a) If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event the Standby Purchaser (i) shall purchase from Vericity at the Purchase Price in the Standby Offering such number of shares of Common Stock that, when added to the shares subscribed for in the Subscription Offering and multiplied by the Purchase Price (i) equals the Minimum of the Valuation Range, and (ii) may purchase from Vericity at the Purchase Price in the Standby Offering such additional number of shares such that the total number of shares purchased by the Standby Purchaser is equal to or less than 51% of the shares sold in the Offerings; provided, however, that the sum of the total number of shares of Common Stock sold in the Subscription Offering plus the number of shares of Common Stock sold to the Standby Purchaser in the Standby Offering, multiplied by the Purchase Price, may not exceed the Maximum of the Valuation Range.

(b) If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, then in such event the Standby Purchaser may purchase from Vericity at the Purchase Price in the Standby Offering up to such number of shares that when added to the shares subscribed for in the Subscription Offering, and multiplied by the Purchase Price, is equal to or less than the Maximum of the Valuation Range.

(c) If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Maximum of the Valuation Range, then in such event the Standby Purchaser may not purchase any shares from Vericity in the Standby Offering.

7.	LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.

The following additional limitations and exceptions shall apply to all purchases of Common Stock in the Offerings:

(a) To the extent that shares are available, no Person may purchase fewer than the lesser of (i) 25 shares of Common Stock or (ii) shares of Common Stock having an aggregate purchase price of $250.00 in the Subscription Offering.

(b) In addition to the other restrictions and limitations set forth herein, no Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Subscription Offering or otherwise acquire through public offering or subscription rights, more than five percent (5%) of the capital stock of Vericity for a period of five (5) years from the Effective Date, irrespective of the different capacities in which such Person may have subscribed for shares under this Plan, except (1) with the approval of the Illinois Director, and (2) the Standby Purchaser may purchase such number of shares of Common Stock as provided in Section 6. The limit set forth in this section shall not be construed to increase any other purchase limit provided herein.

(c) Management Participants shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such for purposes of determining compliance with the limitations set forth in this section.

(d) Each Person who purchases Common Stock in the Subscription Offering shall be deemed to confirm that such purchase does not conflict with the purchase limitations under this Plan or otherwise imposed by law. The Company shall have the right to take any action as it may, in its sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this section and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right of Vericity to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Common Stock which it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and Vericity and the Company shall be free from any liability to any Person on account of any such action. To that end, if any Person violates the purchase limitations, the Company will have the right to purchase from that Person at the Purchase Price, all shares acquired by the Person in excess of the purchase limitation. If the Person has sold these excess shares, the Company is entitled to receive the difference between the aggregate Purchase Price paid by the Person for the excess shares and the proceeds received by the Person from the sale of the excess shares. This right of the Company to purchase excess shares is assignable.

8.	TIMING OF THE OFFERINGS, MANNER OF PURCHASING COMMON STOCK AND ORDER FORMS.

(a) Timing of the Offerings. The exact timing of the commencement of the Offerings shall be determined by the Company in consultation with any financial or advisory or investment banking firm retained by it in connection with the Offerings. The Company may consider a number of factors in determining the exact timing of the commencement of the Offerings, including, but not limited to, its current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of insurance companies in particular. Subject to Section 17 below, the Company shall have the right to withdraw, terminate, suspend, delay, revoke or modify the Offerings at any time without liability to any Person.

(b) Purchaser Eligibility. Notwithstanding anything to the contrary set forth in this Plan, Vericity and the Company shall have the right in their absolute discretion and without liability to any subscriber, purchaser, underwriter or any other Person to (1) determine which proposed Persons and which subscriptions and orders in the Subscription Offering meet the criteria provided in this Plan for eligibility to purchase Common Stock and the number of shares eligible for purchase by any Person, and (2) reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed, (ii) not timely received as provided in the Prospectus, (iii) not accompanied by the proper payment, or (iv) submitted by a Person whose representations Vericity or the Company believes to be false or who it otherwise believes, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. Vericity and the Company may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as they may specify. The interpretation of Vericity and the Company of the terms and conditions of the Order Forms shall be final and conclusive. Once Vericity receives an Order Form, the order shall be deemed placed and will be irrevocable; provided, however, that in addition to the conditions set forth above, no Order Form shall be considered for acceptance until the Registration Statement has been declared effective by the SEC, and any Order Form received prior to that time shall be rejected and no sale of Common Stock shall be made in respect thereof.

(c) Reasonable Efforts. Vericity shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Persons entitled to subscribe reside. However, Vericity has no obligation to offer or sell shares to any Person under this Plan if such Person resides in a foreign country or in a jurisdiction of the United States with respect to which (i) there are few Persons otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction, (ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Persons would require Vericity or its directors, officers or employees, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or Vericity would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction, or (iii) such registration or qualification in the judgment of Vericity would be impracticable or unduly burdensome for reasons of cost or otherwise.

9.	PAYMENT FOR COMMON STOCK.

(a) Payment for shares of Common Stock ordered by Persons in the Offerings shall be equal to the Purchase Price per share multiplied by the number of shares which are being ordered. Such payment shall be made by check or money order or other means acceptable to Vericity at the time the Order Form is delivered to Vericity. Subscription funds submitted to purchase shares of Common Stock will be held in an escrow account administered by a financial institution until such time as the conditions to consummation of the Offerings are satisfied.

(b) Each share of Common Stock issued in the Offerings shall be validly issued and non-assessable upon payment in full of the Purchase Price.

10.	CONDITIONS TO THE OFFERINGS.

Consummation of the Offerings is subject to (i) the receipt of all required federal and state approvals for the issuance of Common Stock in the Offerings, (ii) approval by the Illinois Director of (A) this Plan and the transactions contemplated hereby in accordance with Section 59.1(3)(a) of the Illinois Insurance Code and, as applicable, the 2007 Order, and (B) the acquisition of the shares of Common Stock by the Standby Purchaser under the Standby Purchase Agreement as requested in the Form A, (iii) approval of this Plan and the transactions contemplated hereby by the Eligible Members in accordance with Section 59.1(4)(c)(i) of the Illinois Insurance Code, (iv) adoption of the Converted Members Mutual Charter as provided in Section 59.1(5) of the Illinois Insurance Code, (v) release of the Collateral as provided in Section 12(c) of this Plan and (vi) receipt of subscriptions in the Offerings for a number of shares of Common Stock that when multiplied by the Purchase Price is at least equal to the Minimum of the Valuation Range.

11.	SPECIAL MEETING OF MEMBERS.

Following the approval of this Plan by the Illinois Director, a special meeting of the Eligible Members will be held by Members Mutual in accordance with the bylaws of Members Mutual and applicable Illinois law (the “Special Meeting”). Within forty-five (45) days of the approval of this Plan by the Illinois Director, notice of the Special Meeting will be given by Members Mutual to Eligible Members by mailing (i) a notice of the Special Meeting, (ii) a proxy statement, (iii) a copy of the Prospectus, (iv) a form of proxy by which members may vote in favor of or against this Plan and the adoption of the Converted Members Mutual Charter, and (v) a copy of the proposed Converted Members Mutual Charter and a copy or summary of this Plan, each as approved by the Illinois Director, to the address of each Eligible Member as such address appears on the records of Members Mutual. The Special Meeting of members shall be held not less than thirty (30) days after the mailing of the notice.

Pursuant to Sections 59.1(4)(c)(i) and 57(2)(a) of the Illinois Insurance Code, this Plan and the Converted Members Mutual Charter, respectively, must be approved by the affirmative vote of at least two-thirds (2/3) of the votes cast at the Special Meeting. Voting may be in person or by proxy. Each Eligible Member is entitled to cast one vote at the Special Meeting regardless of the number of Qualifying Policies owned by such Member.

12.	CONSUMMATION OF THE CONVERSION.

(a) Completion of the Conversion. On or prior to the Effective Date, Members Mutual shall file an amended and restated certificate of incorporation of Vericity with the Delaware Secretary of State, substantially in the form attached as an exhibit to the Registration Statement. Following the approval of this Plan and the Converted Members Mutual Charter by the Eligible Members, Members Mutual shall file with the Illinois Director (A) the minutes of the meeting at which this Plan is adopted by the Eligible Members and (B) the Converted Members Mutual Charter and the bylaws of Converted Members Mutual. On the Effective Date or as promptly as possible thereafter, the Conversion shall be completed in the following manner: (x) the Collateral shall be released by the Trustee in accordance with Section 12(c) of this Plan and Section 7 of the Trust Agreement; (y) Vericity shall acquire all of the authorized shares of Converted Members Mutual for a purchase price equal to the par value of such shares, and any shares of capital stock of Vericity previously owned by Members Mutual shall be canceled, and (z) the shares of Common Stock subscribed for in the Offerings shall be issued and sold by Vericity. Immediately following the completion of the Conversion, Vericity shall be the ultimate parent holding company for Converted Members Mutual and all of its directly and indirectly owned subsidiaries; provided, however, that prior to the completion of the Conversion, in accordance with Section 59.1(6)(c)(i)(A) of the Illinois Insurance Code, Vericity shall be owned by Members Mutual.

(b) Effect of the Conversion. Upon the completion of the Conversion, without further action by Members Mutual, Members Mutual shall be converted into Converted Members Mutual pursuant to Section 59.1 of the Illinois Insurance Code. In accordance with the provisions of Section 59.1(11) of the Illinois Insurance Code, upon the completion of the Conversion: (i) the corporate existence of Members Mutual shall be continued in Converted Members Mutual, (ii) all of the rights, franchises and interests of Members Mutual in and to every type of property, real, personal, and mixed, and things in action thereunto belonging, shall be deemed transferred to and vested in Converted Members Mutual without any deed or transfer; and (iii) simultaneously, Converted Members Mutual shall be deemed to have assumed all the obligations and liabilities of Members Mutual. The directors and officers of Members Mutual shall serve as directors and officers of Converted Members Mutual until their successors are duly elected pursuant to the Converted Members Mutual Charter and the bylaws of Converted Members Mutual.

(c) Termination of Trust Agreement. In connection with the consummation of the Fidelity Life MHC Conversion Plan and in accordance with Section 59.2 of the Illinois Insurance Code, Members Mutual delivered all of its shares of capital stock of Vericity Holdings (the “Collateral”) in trust to the Trustee under the Trust Agreement. On the Effective Date, the Trustee shall release the Collateral upon satisfaction of the conditions set forth in Section 7 of the Trust Agreement, the Trust Agreement shall terminate and be of no further force and effect, and the Trustee shall notify Converted Members Mutual, as successor to Members Mutual, and the Illinois Director that the release of the Collateral is effective.

13.	REQUIREMENT FOLLOWING OFFERING FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

Vericity shall register the Common Stock to be offered and sold in the Subscription Offering pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Vericity shall use its reasonable best efforts to (i) encourage and assist one or more market makers to establish and maintain a market for the Common Stock and (ii) list the Common Stock on a national or regional securities exchange.

14.	RESTRICTIONS ON TRANSFER OF COMMON STOCK.

All shares of the Common Stock that are purchased in the Subscription Offering shall be transferable without restriction, except (i) to the extent that such transfer is restricted by law, including state and federal securities laws and regulations thereunder, and (ii) all shares of Common Stock purchased in the Subscription Offering by the Management Participants may not be transferred for one year following the Effective Date. The shares of Common Stock sold to the Standby Purchaser shall be subject to restrictions on transfer set forth in the Standby Purchase Agreement and as otherwise provided by state and federal securities laws.

15.	CLOSED BLOCK.

In connection with the consummation of the Fidelity Life MHC Conversion Plan, Fidelity Life established a closed block of business for participating life policies in accordance with the Closed Block Memorandum attached as Exhibit B to the Fidelity Life MHC Conversion Plan, under which Fidelity Life’s participating life policies in force on the effective date of the Fidelity Life MHC Conversion Plan or issued thereafter are operated by Fidelity Life as a closed block of participating business (the “Closed Block”). The consummation of this Plan and the transactions contemplated hereby shall not affect the operation of the Closed Block, and the Closed Block shall continue to be operated by Fidelity Life in accordance with the Fidelity Life MHC Conversion Plan.

16.	EFFECT OF CONVERSION ON POLICIES AND MEMBERSHIP INTERESTS.

Following the Effective Date, each policy of insurance issued by Fidelity Life and in force as of the close of business on the Effective Date shall continue to remain in force under the terms and conditions of that policy, except that any voting and other membership rights of any Member of Members Mutual shall be extinguished on the Effective Date.

17.	AMENDMENT OR TERMINATION.

Prior to the approval of this Plan by the Illinois Director, and subject to any applicable provisions of the Standby Purchase Agreement, Members Mutual by the affirmative vote of two-thirds of its Board of Directors may amend or withdraw this Plan at any time and may revise the form of the exhibits to this Plan. Each of the exhibits to this Plan is hereby incorporated by reference into this Plan and made a part hereof. The approval by the Illinois Director of this Plan shall be deemed to include the approval by the Illinois Director of all of the transactions described herein, as the same may be required by the 2007 Order or the Illinois Insurance Code or otherwise.

18.	INTERPRETATION.

References herein to provisions of federal and state law shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Plan by the Board of Directors of Members Mutual and any subsequent amendments to such provisions. All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of Members Mutual shall be final.